Exhibit 10.17

BUCKEYE VENTURES, INC.

 EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made as of February 10, 2006 by and between Buckeye Ventures, Inc. (the "Company"), a Nevada corporation, and Alan J. Mintz ("Employee"). Upon the closing of the Share Exchange Agreement between the Company and World Wide Motion Pictures Corporation (“World Wide“) this agreement will continue in force between Employee and World Wide.

1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company upon the terms and conditions set forth herein.

2. Term of Agreement. This Agreement shall continue in effect for an initial term of two years (2) from the date of this Agreement and shall be automatically renewed for successive one year periods unless either party notifies the other that this Agreement shall expire at the end of the then current term or unless terminated in accordance with Section 6.

3. Scope of Duties; Representations and Warranties.

(a) The Employee shall have such duties as are assigned or delegated to the Employee by the Board of Directors of the Company and will initially serve as the Chief-Executive-Officer (‘CEO’) of the Company. Unless mutually agreed, the Employee shall have only such duties as are customary and usual for the position in which the Employee is serving. The Employee will devote his entire business time, attention, skills, and energy exclusively to the business of the Company, and will use his best efforts to promote the success of the Company's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company. The Employee shall also serve as Chairman of The Board of the Company and the Employee shall fulfill his duties as such. Employee shall be compensated for such Chairman duties as determined by the Board of Directors.

(b) The Employee represents and warrants that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

4.  Compensation.

(a) The Company shall initially pay the Employee an annual base salary to be determined, but not greater than that of the other senior managers of the Company (the "Initial Base Salary"), subject to adjustment as provided below, which will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly. Employee's base salary will be reviewed by the Board of Directors of the Company not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors of the Company, but in no event will Employee's base salary be less than the Initial Base Salary.

(b) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes and other amounts which are required to be withheld with respect thereto under applicable federal and state laws.

5.  Fringe Benefits; Expenses.

(a) So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company, or to which the Company contributes, for its executive employees, including but not limited to vacation policy, sick leave and disability leave, life insurance, health insurance, dental insurance, and bonus, stock option, stock ownership and/or profit sharing plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.

(b)         The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in the scope of his employment; provided, however, that the Employee must file expense reports with respect to such expenses in accordance with the Company's policies as are in effect from time to time.

(c) The Employee shall be entitled to vacation in accordance with the vacation policies of the Company in effect from time to time. The Employee will also be entitled to the paid holidays and other paid leave set forth in the Company's policies. Vacation days earned during any calendar year that are not used by the Employee by the end of the following calendar year will be forfeited.

6. Termination. The Company may terminate this Agreement with or without "Cause" at any time, subject to the terms of this Section 6. Such termination shall be effective upon delivery of written notice to the Employee of the Company's election to terminate this Agreement under this Section 6.

(a) Definition of "Cause". When used in connection with the termination of employment with the Company, "Cause" means: (i) Employee's breach of his obligations under this Agreement after the Employee has been given notice specifying such breach and a reasonable opportunity to cure such breach; (ii) Employee's failure to adhere to any written Company policy after the Employee has been given notice specifying the failure and a reasonable opportunity to comply with such policy or cure his failure to comply; (iii)the conviction of, indictment for or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (iv) the commission by the Employee of an act of fraud upon the Company or any of its affiliates; (v) the misappropriation (or attempted misappropriation) of any funds or property of the Company or any of its affiliates by the Employee; (vi) the failure by the Employee to perform the duties assigned to him under this Agreement after reasonable notice and opportunity to cure such performance; (vii) the engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (viii) the engagement by the Employee, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or any of its affiliates or which would result in a material injury to the Company or any of its affiliates; (ix) the engagement by the Employee in any activity which would constitute a material violation of the provisions of the Company's Insider Trading Policy or Business Ethics Policy, if any, then in effect, (x) the failure by the Employee to sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or to take other actions reasonably related thereto as requested by the Board of Directors of the Company, or (xi) any act or omission by the Employee that, in the judgment of the Board of Directors of the Company, has or could have a material adverse effect on (a) the Company's properties, operations or public image, or (b) the health, safety or morale of any of the Company's suppliers, employees or customers.

(b) Termination for Cause or Resignation. If the Company terminates the Employee's employment for Cause or the Employee voluntarily resigns, the Company shall pay the Employee's base salary earned through the date of termination but all rights to any other compensation or benefits arising hereunder shall be canceled and terminated in all respects concurrently with such termination of employment; provided that Employee may elect to continue to participate, at Employee's own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable laws.

(c)  Termination Without Cause. In the event that the Employee's employment is terminated by the Company without Cause, or the Employee terminates this Agreement due to a material breach by the Company, the Company shall, subject to the terms of subsections (d) and (e) of this Section 6 below, and only if and as long as Employee is not in breach of his obligations under this Agreement, pay to the Employee an amount equal to six months salary at his then current base salary payable in a lump sum.

(d)  Disability; Death. If at any time during the term of this Agreement, the Employee is unable due to physical or mental disability to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the first six months of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such six- month period, the Company, at its sole option, may continue payment of the Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without further obligations hereunder. If the Employee should die during the term of this Agreement, the Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which the Employee's death occurs and there will be no salary and benefit continuation period.

(e) Waiver and Release. In the event that employment is terminated by the Company without Cause, the Employee shall accept, in full settlement of any and all claims, losses, damages and other demands which the Employee may have arising out of such termination, as liquidated damages and not as a penalty, the applicable amounts payable to Employee as set forth in this Section 6. The Employee hereby waives any and all rights he may have to bring any cause of action or proceeding contesting any termination without Cause. Under no circumstances shall the Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following his date of termination if his termination is for Cause.

7.  Covenant Not to Compete.

(a)  During the Employee’s employment with the Company and its affiliates, the Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (except as a stockholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or its affiliates.

(b)  For a period two years from and after the date of termination of Employee's employment with the Company or any of its Affiliates, regardless of the reason for such termination, the Employee will not (1) represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, stockholder (other than as a stockholder of Parent or as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer, director, trustee, manager, employee, agent, associate or consultant, in any business which directly competes with any of the services or products produced, sold, conducted, developed, or in the process of development by the Company on the date of termination of Employee's employment, including any indoor air quality, heating, ventilation, air conditioning, plumbing products or services (2) directly or indirectly, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other person, firm, corporation or other business organization, (A) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact any customer of Company, its parent, subsidiaries or other affiliate companies as of the date of such termination, or (B) (i) hire or attempt to hire any employee of Company, its parent, subsidiaries or other affiliate companies, (ii) assist in such hiring by any other person, (iii) encourage any such employee to terminate his/her employment with Company, its parent, subsidiaries or other affiliate companies and/or (iv) solicit, encourage or induce any customer to terminate its relationship with the Company, its parent, subsidiaries or other affiliate companies.

(c) The Employee acknowledges that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. Employee agrees that, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

(d) Employee agrees that the remedy at law for any breach by him of this Section 7 will be inadequate and that the Company shall also be entitled to injunctive relief.

(e) Any violation of the covenant not to compete described in this Section 7 shall extend the time period thereof for a period of time equal to the period of time during which such violation continues. In the event the Company or any of its affiliates is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings and any appeals thereof.

8.  Confidential Information. During the Employee’s employment with the Company and its affiliates, and for five years after his termination of employment, the Employee will not make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company, or any of its affiliates, and will return to the Company at the termination of the Employee's employment or at any other time at the Company's request all written materials in his possession embodying such Confidential Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by the Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing, such information includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information (i) which is, at the time in question, in the public domain through no wrongful act of Employee, (ii) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or Employee, (iii) which is required by court or governmental order, law or regulation to be disclosed, or (iv) which the Company has expressly given Employee the right to disclose pursuant to written agreement. Employee acknowledges that the remedy at law for any breach by him of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

9. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently given if delivered by hand, by courier service, sent by registered mail, postage prepaid, or sent by facsimile (with written confirmation of receipt) to the parties at their respective addresses listed below:

(a)	If to the Employee:
5 Cavalleri
Newport Coast, CA 92657

(b)	If to the Company:
Buckeye Ventures, Inc.
1040 West Wind Way
Newport Beach, CA 92660
Attn: CEO/President

Either party may change such party's address by such notice to the other party.

10. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither the Employee nor his spouse will have the right to pledge, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company or its affiliates is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.

11.  Survival. The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

12.  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Virginia.

13.  Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

14.  Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

15. Waiver and Amendments; CumulativeRights and Remedies

(a) This Agreement may be amended, modified or supplemented. and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto, The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

(b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

(c) The Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

16.  Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel.. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision. parts of or the entirety of this Agreement.

17.  Severability. in the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not bean included therein. in addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the panics as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

WITNESS WHEREOF, the Company and the employee have executed this agreement effective as of the date first above written.

COMPANY:

Buckeye Ventures, inc.

By:	/s/ Larry Weinstein
Name: Larry Weinstein
Title: Secretary

EMPLOYEE:

By:	/s/ Alan J. Mintz
Name: Alan J. Mintz